Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE July 12, 2016

Northwest Pipe Company Announces Plans to Permanently Close its Denver Water Transmission Facility

VANCOUVER, WA – 07/12/16 – Northwest Pipe Company (Nasdaq: NWPX) announced plans today to make a permanent reduction in its steel water pipe production capacity by closing its Denver, Colorado facility, which represents approximately 20% of the Company’s steel water pipe capacity. Production at the facility is scheduled to conclude in the fourth quarter of 2016 with final shipments planned into the first quarter of 2017. The Company plans on selling the property and expects the sale to be completed by year-end 2017.

“This difficult decision was driven primarily by the need to address the significant imbalance between production capacity and demand in the steel water pipe market. The smaller footprint will allow us to sharpen our focus on margin over tons and reduce costs, while we maintain a leading market share,” said Scott Montross, Northwest Pipe Company’s President and CEO. “However, making the decision to close a production facility is always very difficult due to the impact on the employees and their families.”

About Northwest Pipe Company
Northwest Pipe Company is the largest manufacturer of engineered steel pipe water systems in North America. With eight Water Transmission manufacturing facilities, the Company is positioned to meet North America's growing needs for water and wastewater infrastructure. The Company serves a wide range of markets and their solution-based products are a good fit for applications including: water transmission, plant piping, tunnels, and river crossings. The Company is headquartered in Vancouver, Washington and has manufacturing facilities across the United States and one manufacturing facility in Mexico.

Forward-Looking Statements

Statements in this press release by Scott Montross are “forward-looking” statements within the meaning of the Securities Litigation Reform Act of 1995 and Section 21E of the Exchange Act that are based on current expectations, estimates and projections about our business, management’s beliefs, and assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements as a result of a variety of important factors. While it is impossible to identify all such factors, those that could cause actual results to differ materially from those estimated by us include changes in demand and market prices for our products, product mix, bidding activity, the timing of customer orders and deliveries, production schedules, the price and availability of raw materials, price and volume of imported product, excess or shortage of production capacity, international trade policy and regulations, our ability to increase margins and reduce costs as a result of the closure of the Denver facility, and other risks discussed in our Annual Report on Form 10-K for the year ended December 31, 2015 and from time to time in our other Securities and Exchange Commission filings and reports. Such forward-looking statements speak only as of the date on which they are made and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release. If we do update or correct one or more forward-looking statements, investors and others should not conclude that we will make additional updates or corrections with respect thereto or with respect to other forward-looking statements.

For more information, visit www.nwpipe.com.

Contact:
Robin Gantt

Chief Financial Officer
(360) 397-6250

###